UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

AGR TOOLS, INC.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________
(2)	Form, Schedule or Registration Statement No.: ________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Date Filed: _________________

AGR Tools, Inc.
3500 Fairmount Street, Suite 501
Dallas, Texas 75219

For proxy information, please call (866) 752-8683
iProxy, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560

NOTICE OF VOTE FOR ACTIONS TO BE TAKEN BY CONSENT IN LIEU OF MEETING

To the shareholders of AGR Tools, Inc.:

Notice is hereby given that the Board of Directors has submitted several actions to be taken by consent in lieu of a meeting. The following “Actions” are more fully described in the accompanying Proxy Statement:

1.	Proposal to authorize a preferred class of stock;
2.	Proposal to approve the increase in authorized Common Stock; and
3.	Proposal to approve the reverse split of the Issuer’s outstanding shares of Common Stock.

The Actions to be taken under this proxy statement are to be taken by written consent. All consents must be received by: May 18, 2012. As the Actions are to be taken by written consent in lieu of a meeting, no shareholder proposals will accepted. The Proxy Statement will be sent or given to shareholders on or around the date of filing this proxy with the Securities and Exchange Commission.

The Board of Directors of AGR Tools, Inc., (the “Company”) has determined April 27, 2012 as the record date for determination of shareholders entitled to notice of, and to vote. The enclosed proxy is being solicited on behalf of the Company.

By the Board of Directors for AGR Tools, Inc.,

/s/: Vern Wilson
Chief Executive Officer

AGR Tools, Inc.
3500 Fairmount Street, Suite 501
Dallas, Texas 75219

For proxy information, please call (866) 752-8683
iProxy, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560

The Actions to be taken under this proxy statement are to be taken by written consent. All consents must be received by: May 18, 2012. As the Actions are to be taken by written consent in lieu of a meeting, no shareholder proposals will accepted. Approximate date on which proxy and proxy statement are first sent or given to security holders is on or around May 11, 2012.

The “Actions” to be taken under this proxy statement include:

1.	Proposal to authorize a preferred class of stock;
2.	Proposal to approve the increase in authorized Common Stock; and
3.	Proposal to approve the reverse split of the Issuer’s outstanding shares of Common Stock.

Required Vote.

More than 50% of the outstanding shares of the Company are required to approve any Action to be taken under this proxy. Please be aware that certain Purchasers and Consultants (as described further herein) hold more than 50% of the outstanding shares of the Company. It is the intention of the Purchasers and Consultants to approve all Actions to be taken under this proxy statement.

Revocability of proxy and Dissenter’s right of appraisal.

The proxy may not be revoked. Shareholders are not entitled to assert dissenter rights under NRS 92A.300 to 92A.500.

Interest of certain Persons in Matters To Be Acted Upon.

Mr. Vern Wilson is the Company’s sole officer and director. As of the date of this proxy statement, Mr. Wilson does not own any shares of the Company and is therefor not entitled to vote on the Actions.

None of the former officers and directors of the Company since the beginning of the last fiscal year including: John Kuykendall, Todd Rutherford and G. M. Rock Rutherford have any shares and are not entitled to vote on the Actions.

Voting securities and principal holders thereof.

As of April 19, 2012 there were 200,000,000 shares of Common Stock authorized and as of February 29, 2012 there were 91,823,982 shares of Common Stock outstanding.

As of April 24, 2012 there were 200,000,000 shares of Common Stock authorized and 183,661 shares of Common Stock outstanding (reflecting the post-split numbers pursuant to the information contained herein).

The Company previously filed a Schedule 14C Information Statement informing shareholders of the 500:1 reverse split of the outstanding shares of Common Stock of the Company. The action was approved by a majority of the shares entitled to vote. The majority shareholders consist of a group of purchasers (the “Purchasers”) that bought 43.85% of the outstanding shares and several consultants and advisors to the Company. The Company received a comment letter regarding the 14C filing and is filing this Form 14A instead of amending the Form 14C.

The following table sets forth the beneficial ownership of the Purchasers and the consultants and advisors working with the Company who currently own more than 50% of the outstanding shares of the Company.

Identity of Shareholder	Number of Shares Pre and Post Split		Percentage of Beneficial Ownership

	Post-Split^	Pre-Split
OTUS Invest & Finance, Inc.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands Igor Ivljanin, Officer+	8,949	4,474,155	4.87%

Derry Partners, Ltd.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands David Haas, Office+	8,949	4,474,155	4.87%

Ular Invest & Finance, Inc.** Trident Chambers, Wickhams Cay PO Box 146 Road Town Tortola, British Virgin Islands Ali Arslan, Officer+	8,949	4,474,155	4.87%

Max Tobler** Chämletenweg 6 CH-8153 Rümlang Switzerland	8,949	4,474,154	4.87%

Volkan Yaman** Ohran Gazi Ceddesi No. 24 Apt. 1 TR-Yesilkoy/Istanbul/Turkey	8,949	4,474,154	4.87%

Nejmettin Cinar** Ladin 10/2001 Site, Tufan Mah. TR-Cengelköy/Istanbul/Turkey	8,949	4,474,154	4.87%

Hidayet Alkevli** Kösk Mahallesi, Kisla Caddesi Köskdagevleri – Bekas Sitesi, C Blok, Kat 5 No 10 38030 Melikgazi- Kayseri	8,949	4,474,154	4.87%

Beklan Coskun** Bahceli Evler Mah., Hizir Reis Cad. Yayinci Apt. 14/8 TR-Antalya-Turkey	8,949	4,474,154	4.87%

Illhan Mansiz** Hamidiye Köyü, Hane No. 14 TR-Mahmudiye/ESKISEHIR/Turkey	8,949	4,474,155	4.87%

Summerton Consulting, Inc.# 7651 Tecumseh Road East, Suite 201 Windsor, ON N8T 3H1 Ryan Mendonca+	6,135	3,067,500	3.34%

International Capital Group, LLC2 Dominic Colvin#+ 7651 Tecumseh Road East, Suite 201 Windsor, ON N8T 3H1	6,272	3,135,570	3.4%

Barclay Lyons, LLC 2911 Turtle Creek Blvd., Suite 300 Dallas, Texas 75219 Owned by Todd Violette#+	2,000	1,000,000	1%

Mr. Vern Wilson 3500 Fairmont Street, Suite 501 Dallas, Texas 75219	0	0

Total Shares	94,948	48,184,632	51.697%

(1)
Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

(**)
Purchasers of the 40,267,390 shares of Common Stock representing 43.85% of the outstanding Common Stock from previous officers and directors pursuant to the Form 8-K filed with the Securities and Exchange Commission on February 14, 2012 Commission File Number 000-52043 incorporated herein by reference.

(2)	Nick Colvin is the owner of International Capital Group, LLC. The number of shares for this entry is a combined number of the shares owned by Nick Colvin and International Capital Group, LLC.
(#)	Consultant/Advisor to the Company referred to hereinafter as the “Consultants.”
(^)	Approximate Number
(+)	Named individual has investment and voting control of the entity

Table of Share Structure provided all Actions are approved.

Class of Stock	Number of shares authorized	Number of Shares outstanding	Number of shares authorized and unissued

Common	750,000,000	183,661	749,816,339

Preferred	50,000,000	50,000,000	50,000,000

Authorization or issuance of securities otherwise than for exchange.

ITEM 1.	APPROVAL OF AUTHORIZATION OF PREFERRED SHARES

ITEM 2.	APPROVAL OF INCREASE IN AUTHORIZED COMMON SHARES

Our Board of Directors has adopted and recommended that the shareholders approve an amendment (the “Amendment”) to our Articles of Incorporation to authorize Fifty Million (50,000,000) shares of preferred stock par value $0.001 and increase the authorized shares of common stock from Two Hundred Million (200,000,000) to Seven Hundred Fifty Million (750,000,000), par value $0.001.

If the shareholders approve the Amendment, the Company will submit the requisite filing with the State of Nevada as soon as possible and the Amendment will become effective upon the acceptance of such filing.

Pursuant to the Company’s bylaws, the rights and preferences of the preferred stock are to be designated by the Board of Directors.

The text of the Amendment is attached hereto as Appendix A.

Reasons for the Amendment

The Company currently has Two Hundred Million (200,000,000) shares of Common Stock authorized par value $0.001 and zero shares of preferred stock. The Company is looking to return to its original business in the oil and gas industry. The officer and Consultants have been in negotiations with several companies, land-owners, lease owners and others in the oil and gas industry to seek potential acquisitions of land, wells, leases, and/or equipment and tools. In order to facilitate potential acquisitions, the Company believes it will need to issue shares of its stock. At this time there are no preliminary plans, agreements or understandings to issue shares for the purchase of any assets or the acquisition of any other companies. The due diligence process for an acquisition of any rights, properties, leases and/or equipment can be a lengthy process; the Company is conducting site visits to review potential acquisitions.

The Board believes the sale of Common Stock is the Company’s best option for raising capital and to pay or partially pay for acquisitions. The Company’s current working capital does not provide enough cash for payments of acquisitions and the issuance of shares, either common or preferred gives the Company another form of payment.  Given that almost half of the Company’s authorized shares of Common Stock were issued, there was not a lot of room to provide for issuances for investments and acquisitions, the Company believes an increase in the number of authorized shares of Common Stock and the authorization of preferred stock will help alleviate this issue in the future.

Management believes it would be advantageous to increase the number of shares of Common Stock authorized for capital raises, debt settlements and for use as payment or partial payment for any future acquisitions. Management believes it would be beneficial to have preferred stock authorized to lessen the necessary issuances of Common Stock and for use in issuances to executives under future employment agreements and plans. The Board of Directors has the right to designate different series and classes of stock. Upon approval of the Amendment, the Board can designate different classes of preferred stock to provide for different rights and preferences depending on whether the issuance is for investments, acquisitions or for future issuances to executives under a plan or agreement.

The Board unanimously recommends you vote “FOR” these Proposals.

ITEM 3.	APPROVAL OF REVERSE STOCK SPLIT

Our Board of Directors has adopted and recommended that shareholders approve a 500:1 reverse split of the Company’s outstanding shares of Common Stock. The Purchasers and Consultants, who in the aggregate, own more than 50% of the outstanding shares of the Company, have previously approved this action. However, to adhere strictly to Regulation 14 this must be submitted for shareholder vote through this proxy statement. Due to an overlap in communication, this Action has been submitted to FINRA and is currently in progress.

Reasons for the Reverse Split.

The Board believes it is in the Company’s best interest to conduct the Split for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. The Split will increase the authorized shares available for issuance, which has been determined by the Board to provide for a sufficient amount of Common Stock to support its expansion and future financing activities, if any.

The Company is in negotiations with several companies to acquire certain oil and gas rights, properties, and/or leases. Management believes that acquiring rights, properties, leases and/or equipment will require us to conduct a reverse split of our outstanding shares of Common Stock to ensure the Company has adequate authorized shares of stock should the terms of an acquisition require us to issue shares and have enough authorized and unissued to conduct any financing we may need to support the growth of the Company.  Any material agreement or definitive, binding term sheet will be disclosed pursuant to a Form 8-K. At this time there are no preliminary plans, agreements or understandings to issue shares for the purchase of any assets or the acquisition of any other companies. The due diligence process for an acquisition of any rights, properties, leases and/or equipment can be a lengthy process; the Company is conducting site visits to review potential acquisitions.

The Board believes the sale of Common Stock is the Company’s best option for raising capital, and given that almost half of the Company’s authorized shares of Common Stock were issued, there wasn’t a lot of room to provide for issuances for investments and acquisitions which is why the Board believes the reverse split is necessary. The Company is currently in the process of a reverse split of the outstanding shares of Common Stock to further the availability of shares for issuance for investments and acquisitions pursuant to a previously filed Form 14C which provided sufficient voter approval for the Split but the Company is filing this Form 14A to ensure complete compliance with Regulation 14A.

To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The holders of our Common Stock have no preemptive rights.  We currently have no plans, commitments or arrangements to issue the additional available authorized shares other than shares underlying existing obligations or pursuant to the terms of equity compensation arrangements.

The Split and the issuance of authorized shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders.  Shares of authorized and unissued Common Stock and Preferred Stock could (within the limits imposed by applicable law and stock exchange policies) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely.  For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid.  Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company.  The relative rights and limitations of the shares of Common Stock will remain unchanged under the Amendment. The Company has no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.  Other than the transactions effectuated pursuant to the Acquisition, the Board is not aware of any other plan or arrangement to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

When the Board deems it to be in the best interest of the Company and stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation or the rules of any stock exchange on which the shares of Common Stock may then be listed.  The Board will have discretion and be able, at its sole discretion, to designate the rights, preferences, privileges and terms of any Preferred Stock.

Impact of the Reverse Stock Split Amendment

The reverse stock split will be realized simultaneously and in the same ratio for all of our Common Stock. The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company. As described below, holders of Common Stock otherwise entitled to a fractional share as a result of the reverse stock split will receive one new share. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Split will be:

●
For every Five Hundred (500) shares of Common Stock owned by a shareholder or any number between one and 500 will be combined into one new share of Common Stock (for example if a shareholder owned 2,000 shares pre-split, they would receive 4 shares post-split and if a shareholder owns 437 shares pre-split, the shareholder would receive 1 share post-split);

●	The number of shares of Common Stock issued and outstanding will be reduced from approximately 91,823,982 to 183,661

Certain Risks Associated with the Reverse Stock Split

●
If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

●	There can be no assurance that the reverse stock split will result in any particular price for our Common Stock. As a result, the trading liquidity of our Common Stock may not necessarily improve.

●
There can be no assurance that the market price per share of our Common Stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the reverse stock split.

●
Because the number of issued and outstanding shares of Common Stock would decrease as result of the reverse stock split, the number of authorized but unissued shares of Common Stock would increase on a relative basis. If we issue additional shares of Common Stock, the ownership interest of our current stockholders would be diluted, possibly substantially.

●
The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of the company with another company.

Effective Date

The proposed reverse stock split became effective with FINRA on March 16, 2012 (the “Effective Date”). The filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Nevada has been completed. Except as explained below with respect to fractional shares, on the Effective Date, shares of our Common Stock issued and outstanding immediately prior thereto were combined, automatically and without any action on the part of the shareholders, into one share of our Common Stock in accordance with the reverse stock split ratio determined by our board of directors.

After the Effective Date, our Common Stock will have new (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Date, we will continue to be subject to periodic reporting and other requirements of the Exchange Act. Our Common Stock will continue to be listed on the OTCQB Markets and will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Fractional Shares

Shareholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, any shareholder owning a number of shares from one to 500, will be issued one new share.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. shareholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a shareholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder’s address of record indicating the number of shares of Common Stock held following the reverse stock split.

Effect on Certificated Shares

Shareholders holding shares of our Common Stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Date. The letter of transmittal contains instructions on how a shareholder should surrender his or her certificate(s) representing shares of our Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-split Common Stock (“New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder was required to pay a transfer or other fee to exchange his, her or its Old Certificates if submitted by March 28, 2012.

Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock which they are entitled as a result of the reverse split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-split Common Stock to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Common Stock. As a result, as of the Effective Date of the reverse stock split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

No Appraisal Rights

Under Nevada General Corporation Law, shareholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.

The Board unanimously recommends you vote “FOR” this Proposal.

Voting Procedures.

A majority of the outstanding shares of Common Stock of the Company is required to approve these Actions. Please be on notice that the Purchasers and Consultants own in excess of Fifty Percent (50%) of the outstanding shares of Common Stock.

Shareholders will be provided with additional proxy materials and instructions to access voting materials via the internet. Shareholders can receive paper copies of the proxy materials, but must make a request. A proxy card is included at the end of this Proxy Statement. Any additional instructions for voting and requesting paper materials will be furnished in either the Definitive Proxy Statement or in Definitive Additional Materials to be filed upon approval of this proxy by the Securities and Exchange Commission.

Delivery of Documents to shareholders sharing an address.

Only one proxy statement, Notice of Internet Availability and annual report will be delivered to multiple shareholders sharing an address unless a shareholder specifically requests an additional copy. The Company will deliver a separate copy of the proxy statement, Notice of Internet Availability and annual report to a shareholder at a shared address, upon request provided to the Company’s transfer agent at:

iProxy, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 or via fax at (202) 521-3464 or telephone at (866) 752-8683.

If you currently receive one copy for multiple shareholders and wish to receive separate copies in the future or if you share an address with another shareholder and received multiple copies and wish to only receive one copy in the future, please contact the Company’s transfer agent at the address and information listed in this section.

Appendix A

As amended, the Fourth Article of the Amended and Restated Articles of Incorporation of the Company shall read in its entirety as follows:

“FOURTH: The aggregate number of shares which the Company shall have the authority to issue shall be 800,000,000 shares, with a par value of $0.001 per share, which shall be comprised of 750,000,000 Common Shares and 50,000,000 Preferred Shares with such preferences, limitations and relative rights as may be determined by the Company’s board of directors and which may be divided into and issued in series.”

AGR TOOLS, INC. ——————————————— THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ACTION TO BE TAKEN BY CONSENT IN LIEU OF MEETING

CONTROL ID:
REQUEST ID:

The undersigned stockholder(s) of AGR Tools, Inc., a Nevada corporation (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Mr. Vern Wilson, with full power to act alone, the true and lawful attorney-in-fact and proxy of the undersigned, with full powers of substitution, and hereby authorize(s) him to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote on these Actions to be taken by consent in lieu of a meeting, with all powers the undersigned would possess if personally present, on the following proposals, each as described more fully in the accompanying proxy statement.

This proxy will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3 AND IN THE DISCRETION OF THE PROXY THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/AGRT
PHONE:	Call toll free 1-866-752-VOTE (8683)

ACTIONS TO BE TAKEN BY CONSENT IN LIEU OF A MEETING OF THE STOCKHOLDERS OF AGR TOOLS, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☑

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proposal 1		à	FOR	AGAINST	ABSTAIN
	Authorization of preferred stock		☐	☐	☐
CONTROL ID:
REQUEST ID:

Proposal 2		à	FOR	AGAINST	ABSTAIN
	increase authorized shares of common stock		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	reverse split of outstanding shares of common stock		☐	☐	☐

MARK HERE FOR ADDRESS CHANGE ☐
New Address (if applicable): ________________________ ________________________ ________________________
The Board of Directors of AGR Tools, Inc. unanimously recommends a vote “FOR” Proposal 1, Proposal 2 and Proposal 3.
The undersigned hereby acknowledges receipt of the Notice of Vote for Actions to be Taken by Consent in Lieu of Meeting and the Proxy Statement.

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If no direction is given, this Proxy will be voted FOR each of the proposals listed above.

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)
Dated: ________________________, 2012